Exhibit 10.13

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of the Effective Date (as hereinafter defined) by and between The ADT Corporation (“ADT”) and Edward D. Breen (“Mr. Breen”).

Whereas, Tyco International Ltd. (“Tyco”) intends to separate into three independent, publicly traded companies, one of which will be ADT;

Whereas, ADT will own and operate the residential and small business security business of Tyco in the United States and Canada post-separation;

Whereas, Mr. Breen currently serves as the Chairman and Chief Executive Officer of Tyco; and

Whereas, Mr. Breen has agreed to act as a consultant to ADT beginning upon the Effective Date pursuant to the terms and conditions set forth in this Agreement.

Now, therefore, ADT and Mr. Breen agree as follows:

1. Engagement and Term. ADT hereby engages Mr. Breen and Mr. Breen hereby accepts engagement as a consultant to ADT, with such engagement to begin upon the date that Tyco distributes the outstanding shares of common stock of ADT to holders of Tyco common shares (the “Effective Date”) and continuing until one calendar year after the Effective Date (the “Consulting Period”). ADT and Mr. Breen may elect to extend the Consulting Period for an additional one year period by executing a written extension, each party acting in its sole discretion.

2. Consulting Services. Mr. Breen agrees to be reasonably available during the Consulting Period, either in person, by telephone or via email, as may be specifically requested from time to time by ADT’s Chief Executive Officer (the “CEO”), to consult with and advise ADT on strategic and general corporate matters within Mr. Breen’s areas of expertise and prior experience, including but not limited to:

•	Reviewing and providing constructive feedback on ADT’s strategic plans;

•	Advising on business development, marketing and sales channels alternatives and other matters to enhance the growth of ADT;

•	Advising on strategic partnerships and alliances;

•	Consulting on service and brand extension concepts under consideration by ADT;

•	Providing advice and guidance to the CEO; and

•	Providing advice on such other strategic matters regarding ADT’s current or prospective business as mutually agreed between Mr. Breen and the CEO.

Mr. Breen may also, of his own initiative, advise the CEO of new ideas, procedures or other related growth matters for possible development or pursuit by ADT.

3. Availability. Mr. Breen agrees to provide up to 12 days per year to ADT, subject to his reasonable availability, to provide such consulting services. In addition, Mr. Breen agrees to obtain the approval of the CEO before providing any consulting, advice or service of any kind during the Consulting Period to any other company, organization or individual that competes, or is preparing to compete, with ADT; provided, however, that Mr. Breen may serve as a member of the Board of Directors of Tyco or provide other services to Tyco or any of Tyco’s subsidiaries or affiliates at any time at his sole discretion.

4. Compensation and Expenses. During the Consulting Period, (a) ADT shall pay Mr. Breen an annualized amount of $80,000, payable in equal monthly installments, for the number of months the Consulting Period remains in effect, and (b) Mr. Breen shall be entitled to prompt reimbursement for all reasonable and necessary expenses incurred by Mr. Breen in providing consulting services to ADT under this Agreement.

5. Independent Contractor Status. It is the intention of the parties to establish, during the Consulting Period, an independent contractor relationship and not an employer-employee relationship, partnership, or joint venture. During the Consulting Period, Mr. Breen shall not be deemed employed by ADT for purposes of any federal or state withholding taxes and ADT shall not be responsible for or required to withhold any such taxes for or on behalf of Mr. Breen. Unless specifically agreed upon in writing, Mr. Breen shall not have any authority during the Consulting Period to act as ADT’s agent for any purpose, or to otherwise incur any liability or obligation in the name or on behalf of ADT.

6. Confidential Information. The consulting services contemplated under this Agreement will require that Mr. Breen have access to certain information which is proprietary or otherwise confidential to ADT. Mr. Breen agrees not to disclose to people outside of ADT, without specific permission from ADT, any ADT proprietary or confidential information which he acquires as a result of service performed under this Agreement, and not to use such information in any way which might be detrimental to the interests of ADT. All such information shall remain the property of ADT. Knowledge or information of any kind disclosed by Mr. Breen to ADT shall be deemed to have been disclosed without obligation on the part of ADT to hold the same in confidence, and ADT shall have the full right to disclose or use such information without compensation to Mr. Breen beyond that specifically provided for in this Agreement.

7. Work for Hire. Mr. Breen also agrees to promptly disclose to ADT any information, ideas or inventions made or conceived by him which may result from or be suggested by the consulting services performed by him under this Agreement and to assign to ADT all rights pertaining to such information, ideas or inventions without compensation to Mr. Breen beyond that specifically provided for in this Agreement.

8. Disclosure of this Agreement. During the Consulting Period, ADT and Mr. Breen may inform third parties that Mr. Breen is engaged as a consultant to ADT. In addition, ADT anticipates that it will be required to file this Agreement and/or a summary of its terms with the federal Securities Exchange Commission in accordance with the Securities Exchange Act and, as a result, this Agreement and its terms will become publicly available.

9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA.

10. Modifications. No waivers, alterations, amendments or modifications of this Agreement or any agreements in connection with it shall be valid unless in writing and duly executed by both ADT and Mr. Breen.

11. Entire Agreement. This Agreement and any other written agreements entered into contemporaneously herewith constitutes and represents the entire agreement between the parties hereto and supersedes any prior understandings or agreements, written or verbal, between the parties respecting the subject matter herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

THE ADT CORPORATION

By:

Printed Name:

Title:

EDWARD D. BREEN